SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 14, 2003

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

Kimball International, Inc. Announces Third Quarter Outlook

Jasper, IN (March 14, 2003) - Kimball International, Inc. (NASDAQ: KBALB) today announced its earnings outlook for its third quarter fiscal 2003 ending March 31, 2003.

Kimball International expects overall third quarter fiscal 2003 consolidated sales to approximate the prior year level. A projected increase in sales volumes in the Electronic Contract Assemblies segment is anticipated to be offset by lower sales in the Furniture and Cabinets segment. Sales volumes in most major product lines within the Furniture and Cabinets segment are projected to be below the prior year third quarter level.

The Company expects its net income for the third quarter of fiscal 2003 to be $0.06 to $0.11 per Class B share. This estimate is inclusive of costs, including adjustments to original cost estimates, associated with executing incremental cost scaling actions under the Company's previously announced restructuring plan which are projected to reduce third quarter earnings by $0.02 per share. Excluding costs associated with executing the restructuring plan, the Company projects its net income will be $0.08 to $0.13 per share. Net income in the prior year third quarter, inclusive of a one-time gain of $0.22 per share on the sale of a piano subsidiary, was $0.42 per share. Excluding the gain on the sale of the piano subsidiary, prior year earnings totaled $0.20 per share.

The Company is projecting the net income level in the Electronic Contract Assemblies segment, exclusive of costs associated with restructuring activities, will be above the prior year. The projected improvement is primarily due to stronger volumes and associated improvements in operating efficiencies at select locations. The net income level in the Furniture and Cabinets segment, exclusive of costs associated with restructuring activities and the prior year $0.22 one-time gain on the sale of the piano subsidiary, is projected to be well below the prior year. The projected reduction is due primarily to lower sales volumes and an overall reduction in gross profit levels despite some benefit from the partial completion of this segment's restructuring activities. The lower margins are attributable in part to competitive pricing pressures, reduced operating efficiencies at select manufacturing locations and a LIFO inventory reserve reduction in the prior year. The prior year LIFO inventory reserve reduction, which was associated with lower inventory levels, totaled approximately $0.02 per share on an isolated basis.

Third Quarter Conference Call / Webcast
Kimball International will conduct a conference call on Tuesday, April 29, 2003 following the release of its third quarter fiscal 2003 results. A webcast of the conference call will take place simultaneously. Details of the conference call and webcast will be released on or about April 22, 2003.

Forward-Looking Statements
The above third quarter fiscal 2003 earnings guidance is considered forward-looking under the Private Securities Litigation Reform Act of 1995, and is subject to risks and uncertainties including, but not limited to, actual costs to complete incremental cost scaling activities in the third quarter exceeding the estimates disclosed above, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ending June 30, 2002.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential, lodging and healthcare industries, all sold under the Company's family of brand names. Other products produced by Kimball on a contract basis include store fixtures, television cabinets and stands, residential furniture and furniture components. The Electronic Contract Assemblies segment provides engineering and manufacturing services to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.

"We Build Success"

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Robert F. Schneider

ROBERT F. SCHNEIDER Executive Vice President, Chief Financial Officer Treasurer

Date: March 14, 2003